                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY

          (1)  MINDRAY INTERNATIONAL HOLDINGS LIMITED

          (2)  THE INVESTORS

          (3)  THE SHAREHOLDERS

                             SHAREHOLDERS' AGREEMENT

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                               TABLE OF CONTENTS

CLAUSE                                                                      PAGE
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
1.  INTERPRETATION.......................................................     1
2.  FINANCIAL AND OTHER INFORMATION......................................     9
3.  THE INVESTOR DIRECTOR................................................    10
4.  MATTERS REQUIRING CONSENT............................................    12
5.  TRANSFERS OF SHARES..................................................    14
6.  NEW SHAREHOLDERS.....................................................    17
7.  QUALIFIED IPO........................................................    18
8.  ADJUSTMENTS..........................................................    19
9.  FURTHER COVENANTS....................................................    21
10. CONFIDENTIAL INFORMATION.............................................    21
11. ANNOUNCEMENTS........................................................    22
12. DURATION.............................................................    22
13. NOTICES AND OTHER COMMUNICATIONS.....................................    23
14. MISCELLANEOUS........................................................    25
15. GOVERNING LAW AND ARBITRATION........................................    26
16. PREVIOUS AGREEMENTS..................................................    26
SCHEDULE 1 PART A  THE SHAREHOLDERS......................................    27
           PART B - THE INVESTORS........................................    28
SCHEDULE 2 UNDERTAKING...................................................    29
SCHEDULE 3 DETAILS OF THE GROUP..........................................    31
SCHEDULE 4 DEED OF ADHERENCE.............................................    33

THIS AGREEMENT is made on 26 September 2005

BETWEEN:

(1) MINDRAY INTERNATIONAL HOLDINGS LIMITED a private company limited by shares incorporated in the Cayman Islands, with its registered office at c/o Codan Trust Company (Cayman) Limited, Century Yard, Criket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the "Company");

(2) THE PERSONS whose names and addresses are set out in Part B of Schedule 1 (each an "INVESTOR" and together the "INVESTORS"); and

(3) THE INDIVIDUALS whose names and addresses are set out in Part A of Schedule 1 (the "SHAREHOLDERS").

WHEREAS:

(A) The Company is a private company limited by shares organised and existing under the laws of the Cayman Islands.

(B) As at the date of this Agreement, the Company has an authorised share capital of HK$6,000,000 comprising 5,000,000,000 ordinary shares of HK$0.001 each and 1,000,000,000 Convertible Redeemable Preference Shares of HK$0.001 each, and the issued and paid up share capital of the Company is HK$78,350.054 comprising 75,350,054 ordinary shares of HK$0.001 each and 3,000,000 Convertible Redeemable Preference Shares of HK$0.00I each, which are owned by the Shareholders as set out in Schedule 1. Further information relating to the Company and its subsidiaries, as at the date of this Agreement, is contained in Schedule 3.

(C) The parties are on same date simultaneously completing, in accordance with the Subscription Agreement, (i) a subscription for the Subscription Shares (as defined below); (ii) the acquisition by the Investors of the Secondary Shares (as defined below) from the Major Shareholders; and (iii) the acquisition by the Investors of the DCL Shares (as defined below) from DCL.

(D) The parties hereto wish to enter into this Agreement to govern, inter alia, the relationship among themselves in respect of the operation and management of the Company and their respective rights and obligations in connection therewith.

THE PARTIES AGREE as follows:

1.   INTERPRETATION

1    In this Agreement:

     "2005 NET PROFITS" means the consolidated net profits after tax and minority interests of the PRC Company but excluding any one-time gains or losses from asset sales, all as shown in the audited consolidated accounts of the Group for the financial year ending 31

     December 2005 as audited by a Big 4 accounting firm in accordance with Accounting Principles;

     "ACCOUNTING PRINCIPLES" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board ("IASB") (which includes standards and interpretations approved by the IASB and International Accounting Standards (IAS) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

     "ADJUSTED NEW MONEY" means Subscription Amount - Adjusted Old Money;

     "ADJUSTED OLD MONEY" means Adjusted PRC Pre-Money Valuation x 3.488% (3.488% =3186;

     "ADJUSTED PRC PRE-MONEY VALUATION" means 11.0 times the 2005 Net Profits subject to a floor of US$285 million and a cap of US$400 million;

     "AFFILIATE" means with respect to any person, any other person that directly or indirectly, through one or more intermediaries, Controls is Controlled by, or under common Control with the first mentioned person;

     "ARTICLES" means the articles of association of the Company, as amended from time to time;

     "ASSOCIATE" has the meaning set out in the Listing Rules;

     "AUDITED NET INCOME" for any financial year means the net income of the PRC Company as set forth in the audited Financial Statements for such financial year;

     "AUDITORS" means the auditors of the Company from time to time;

     "BIG 4" means any one of KPMG, Deloitte Touche Tohmatsu,
     PricewaterhouseCoopers and Ernst & Young or their respective successors;

     "BUSINESS" means the business of research and development, manufacturing and distribution of medical equipment and related products and the provision of services for such equipment and products;

     "BOARD" means the board of directors of the Company from time to time;

     "BUSINESS DAY" means a day (excluding Saturday) on which banks are generally open for business in Hong Kong and in the PRC;

     "BUY-OUT EXPENDITURES" means the aggregate amount paid by the Company whether in the form of cash or shares, for the acquisition of any shares in the PRC Company made after the date of this Agreement up to the Ownership Adjustment Date;

     "CASH ADJUSTMENT" has the meaning given to that term in Clause 8.4;

     "CAYMAN ADJUSTED POST MONEY VALUATION" means Cayman Adjusted Pre-Money Valuation + Adjusted New Money;

     "CAYMAN ADJUSTED PRE MONEY VALUATION" means (Adjusted PRC Pre-Money Valuation X the Company's percentage ownership in the PRC Company as of the Ownership Adjustment Date) -- (Buy-Out Expenditures);

     "CAYMAN POST MONEY VALUATION" means Cayman Pre-Money Valuation + US$28,089,302;

     "CAYMAN PRE MONEY VALUATION" means:

          (US$341,440,000 x the Company's percentage ownership in the PRC Company as of the Ownership Adjustment Date) - (Buy-out Expenditures)

     "COMPANIES ORDINANCE" means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended from time to time;

     "COMPETITOR" means any operator for so long as such operator (or any entity over which such operator has direct or indirect Control) is involved in the Business and could have a similar target customer base as that of the Group;

     "CONTROL" means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of - that person (or persons acting in concert) by means of: in the case of a company, being , the beneficial owner of more than 50 per cent of either the issued share capital of that company or of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association, shareholders' agreement or any other document regulating the affairs of that company; in the case of a partnership, being the beneficial owner of more than 50 per cent. of the capital of that partnership, or having the right to control the composition of or the votes to the majority of the management of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership; or, in the case of an individual, being an Associate of that individual; and "CONTROLLED" shall be construed accordingly. For these purposes, "PERSONS ACTING IN CONCERT", in relation to a person, are persons who actively co-operate, pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that person;

     "CONVERSION PRICE" means the price per Share to be issued upon conversion of all or some of the Convertible Redeemable Preference Shares and which is calculated in accordance with the Terms and Conditions;

     "CONVERSION SHARES" means the Shares to be issued by the Company upon conversion of the Convertible Redeemable Preference Shares;

     "CONVERTIBLE REDEEMABLE PREFERENCE SHARES" means the convertible redeemable preference shares of HK$0.01 each in the capital of the Company, having the rights and being subject to the restrictions set out in the Terms and Conditions;

     "DCL" means Dragon City International Investment Limited;

     "DCL AMOUNT" means US$3,970,233, the aggregate purchase price for the DCL Shares;

     "DCL SHARES" means the total number of Convertible Redeemable Preference Shares acquired from DCL pursuant to the Subscription Agreement;

     "ENCUMBRANCE" means a lien, charge or other encumbrance or right exercisable by a third party having similar effect including, without limitation, options, warrants and other rights (including conversion or pre-emption);

     "EQUITY SHARE CAPITAL" means the issued share capital of the Company including the Convertible Redeemable Preference Shares, but excluding any part thereof which does not either as respects dividends or as respects capital carry any right to participate beyond a specified amount or beyond an amount calculated by reference to a specified rate in a distribution;

     "ESCROW AGENT" and "ESCROW SHARES" have the meanings set out in Clause 8.3;

     "ESOP DILUTION" means the total number of outstanding share options granted to employees of the Company under duly authorised employee share option plans, expressed as a percentage of the Fully-Diluted Share Capital;

     "EXCHANGE RATE" means the mid point buying and selling rate, expressed in RMB, for the conversion between RMB and US Dollars published by the Bank of China on the date of execution of this Agreement;

     "FAMILY MEMBER" means the spouse, co-habitee, mother, father, grandmother, grandfather, brother, sister or child of a Major Shareholder;

     "FINANCIAL STATEMENTS" shall include a balance sheet, income statement and statement of cash flows prepared in accordance with the Accounting Principles;

     "FULLY DILUTED SHARE CAPITAL" means at any time the total number of Shares then issued, assuming the conversion, exchange and exercise in full of all of the then issued Ordinary Share Equivalents, including, the conversion of all of the issued Convertible., Redeemable Preference Shares at the then prevailing Conversion Price;

     "GROUP" means the Company and its subsidiaries and "Group Member" means any one of them (including the Company itself);

     "HK$" means the lawful currency of Hong Kong;

     "HONG KONG" means the Hong Kong Special Administrative Region of the PRC;

     "IPO" means a listing of the ordinary share capital of the Company on the Stock Exchange;

     "IPO PRICE" means the lowest price in the range for the offering price per ordinary share of the Company to be listed on the Stock Exchange;

     "INTELLECTUAL PROPERTY RIGHTS" means:

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, rights in software, knowhow, rights in designs and inventions; and

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     "INVESTOR DIRECTOR" means the director appointed to the Board from time to time by the Investors pursuant to Clause 3.1, the first such Investor Director being appointed in accordance with the terms of the Subscription Agreement;

     "LAST ACCOUNTING DATE" means 31 December 2004;

     "LISTING RULES" means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;

     "MAJOR SHAREHOLDERS" means Xu Hang, Li Xiting and Cheng Minghe and "MAJOR SHAREHOLDER" means any one of them;

     "NET SHARE ADJUSTMENT" has the meaning given to that term in Clause 8.4;

     "NEW MONEY" means US$28,089,302;

     "OBSERVER" has the meaning given to that term in Clause 3.3;

     "OLD MONEY" means US$11,910,698;

     "ORDINARY SHARE EQUIVALENTS" means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Shares or other share capital of the Company, including without limitation, the Convertible Redeemable Preference Shares, other convertible preference shares or convertible debt instruments, any option, warrant or other subscription or purchase-right with respect to the Shares or such other share capital in the Company;

     "OWNERSHIP ADJUSTMENT" means the adjustment to the Conversion Price on the Ownership Adjustment Date and which is calculated in accordance with the Terms and Conditions;

     "OWNERSHIP ADJUSTMENT DATE" means the earlier of (i) the earliest practicable date prior to an IPO and (ii) the Performance Adjustment Date;

     "PARENT GROUP" means with respect to an entity, its direct and indirect subsidiaries and Affiliates;

     "PERFORMANCE ADJUSTMENT DATE" means the date by reference to which the adjustments pursuant to Clause 8 are carried out which shall be within one month following the date the audited accounts of the PRC Company for the year ending 31 December 2005 become available but in any event no later than 30 June 2006;

     "PERMITTED TRANSFERS" means any transfer of Equity Share Capital:

     (i) to a person who is to hold such Equity Share Capital transferred, as a nominee on behalf of the transferor (but excludes any transfer by such nominees and a nominee for the purposes of this definition excludes any entity that is a member of an Investor);

     (ii) by a nominee to the beneficial owner of such Equity Share Capital to another nominee of the same beneficial owner; or

     (iii) to an Affiliate; or

     (iv) in the case of a Major Shareholder to a Family Member,

     "PRC" means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan;

     "PRC COMPANY" means Shenzhen Mindray Bio-medical Electronics Co., Ltd which is incorporated in the PRC as a joint stock company;

     "PRC PRE-MONEY VALUATION" means US$341,440,000;

     "PRIME RATE" means the Hong Kong Dollar Prime Rate of The Hong Kong and Shanghai Banking Corporation Limited;

     "QUALIFIED IPO" has the meaning set out in Clause 7.5;

     "RMB" means Renminbi, the lawful currency of the PRC;

     "SECONDARY SALE AMOUNT" means US$7,940,465, the aggregate purchase price for the Secondary Shares;

     "SECONDARY SHARES" means the number of Convertible Redeemable Preference Shares acquired from the Major Shareholders pursuant to the Subscription Agreement;

     "SHARE(S)" means ordinary shares of HK$0.01 each in the issued share capital of the Company existing on the date of this Agreement and all other (Currupted Text) any) stock or shares from time to time and for the time being ranking part passu therewith and all other (if any) stock or shares in the Equity Share Capital resulting from any sub-division, consolidation or re-classification thereof; having the rights and -being subject to the restrictions set out in the Articles;

     "STOCK EXCHANGE" means The Stock Exchange of Hong Kong Limited or such other internationally recognised stock exchange as may be agreed by any one of the investors and the Major Shareholders in writing from time to time;

     "SUBSCRIPTION AGREEMENT" means the subscription and share purchase agreement dated 6 July 2005 and entered into between the Company, DCL, the Investors and the Major Shareholders in relation to, inter alia, the subscription for the Convertible Redeemable Preference Shares by the Investors;

     "SUBSCRIPTION AMOUNT" means US$40,000,000 in aggregate representing (i) the Subscription Monies; (ii) the Secondary Sale Amount and (iii) the DCL Amount;

     "SUBSCRIPTION MONIES" means US$28,089,302 representing the entire amount paid by the Investors for the Subscription Shares under the Subscription Agreement;

     "SUBSCRIPTION PRICE" means the Subscription Amount divided by the sum of the number of Convertible Redeemable Preference Shares issued and the Secondary Sale Shares and DCL Shares purchased pursuant to the Subscription Agreement;

     "SUBSCRIPTION SHARES" means the total number of Convertible Redeemable Preference Shares issued to the Investors by the Company pursuant to the Subscription Agreement;

     "TAX" means any form of Taxation, levy, duty, charge, contribution or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed by a Tax Authority;

     "TAX AUTHORITY" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world including, without limitation, the Inland Revenue Department of Hong Kong, the State Tax Bureau of the PRC and the relevant provincial and/or local Tax bureau of the PRC;

     "TERMS AND CONDITIONS" means the terms and conditions of the Convertible Redeemable Preference Shares attached at Schedule 6 of the Subscription Agreement;

     "TRANSFEREE PARTY" means (i) the Major Shareholders, if the Net Share Adjustment is in favour of the Major Shareholders, or (ii) the Investors, if the Net Share Adjustment is in favour of the Investors;

     "TRANSFEROR PARTY" means (i) the Investors, if the Net Share Adjustment is in favour of the Major Shareholders, or (ii) the Major Shareholders if the Net Share Adjustment is in favour of the Investors;

     "USS" means the lawful currency of the United States of America

1.2  In this Agreement, a reference to:

     1.2.1 "CERTIFIED COPY" is a reference to a document certified by a director of the Company as being a true and complete copy of the original;

     1.2.2 "COSTS" includes a reference to costs, charges and expenses of every description;

     1.2.3 a "SUBSIDIARY" or "BOLDING COMPANY" shall be construed in accordance with Section 2 of the Companies Ordinance;

     1.2.4 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each of the parties;

     1.2.5 a "PERSON" includes a reference to a body corporate, association, joint venture or partnership, in each case, whether incorporated or not;

     1.2.6 a "PERSON" includes a reference to that person's heir, legal personal representative;

     1.2.7 a "PARTY" is a reference to a party to this Agreement by virtue of it having executed this Agreement and "PARTIES" means all of them;

     1.2.8 "INCLUDING" shall be construed without limitation; and

     1.2.9 a Recital, a Clause or a Schedule, unless the context requires otherwise, is a reference to a Recital of, Clause of or a Schedule to this Agreement.

1.3 Where a consent or approval is expressed in this Agreement to be required of the Investors it shall be deemed to have been given if the relevant matter or transaction has been approved by (i) any one of the Investors in writing and (ii) the Investor Director in compliance With all procedures. in the Articles regarding notice and Board meetings and either (a) Clauses
     1.3.1 to 1.3.3 have all been satisfied or (b) Clause 1.3.4 has been satisfied:

     1.3.1 been approved at a Board meeting at which the Investor Director is present with the Investor Director affirmatively voting in favour of the specific relevant matter or transaction;

     1.3.2 been recorded clearly in the minutes of that Board meeting as a Matter which requires the consent of the Investors and which has received the prior consent of the Investor Director; and

     1.3.3 a copy of the board minutes of the relevant meeting has been acknowledged in writing or countersigned by the Investor Director as representing a true and accurate record of the matters discussed and agreed at that meeting by such Investor Director, or

     1.3.4 been consented to in advance in writing by the Investor Director.

     The Investor Director shall at all times be authorised to exercise the approval rights of an Investor on behalf of all the Investors distinct from the exercise of approval rights in his capacity as an Investor Director. Such approval rights shall be exercised contemporaneously with the exercise of Investor Director approval rights but by way of a separate written instrument.

     For the avoidance of doubt, if consent is sought and obtained from an Investor and/or an Investor Director, such consent shall be binding on all other Investors, and in the event that consent is requested in writing from an Investor and/or an Investor Director and no reply is received within 5 Business Days of such request, consent shall be deemed to have been granted by the Investors in the case of a request made of an Investor, and by the Investor Director in the case of a request made of an Investor Director.

1.4  The headings in this Agreement do not affect its interpretation.

2.   FINANCIAL AND OTHER INFORMATION

2.1 The Company shall supply each Investor, the Investor Director and an Observer with, as soon as practicable, and in any event, within 90 days after the end of each financial year beginning with the financial year ending 31 December 2005, the audited annuals consolidated Financial Statements and the notes attaching thereto, of the Group for that year.

2.2 The Company shall supply each Investor, Investor Director and Observer with, as soon as practicable, and in any event within 30 days, after the end of each calendar month, unaudited monthly consolidated Financial Statements of the Group for that month.

2.3 No later than 30 days prior to the end of each financial year, the Company shall prepare and deliver to each Investor, Investor Director and Observer an annual consolidated budget and business plan for the next financial year in respect of the Group.

2.4 All audits to be made under, or for the purposes of, this Clause 2 shall be performed in accordance with the Accounting Principles by a Big 4 accounting firm.

2.5 The Company shall, and shall procure that each Group Member shall, upon prior reasonable notice in writing being given by any of the Investors, the Investor Director or the Observer provide at the cost of the requesting party reasonable access to documents (including financial and operating data), contracts, books, records, personnel, offices, and other facilities and properties of the Group during normal business hours.

2.6 Any one of the Investors, the Investor Director and an Observer shall be entitled to routinely consult with and advise management of the Company with respect to operations of the Group, including all of the Group's business and financial matters and management's proposed annual operating plans, and management will meet regularly during each year with them at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall supply reasonable advance written notice to any one of the Investors, the Investor Director and an Observer of any significant new initiatives or material changes to the existing operating plans of the Group, and shall, if requested in writing to do so, afford each of them adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company shall give consideration to the advice given and any proposals made by any one of the Investors, the Investor Director or an Observer.

3.   THE INVESTOR DIRECTOR

3.1 For so long as the Investors, together with their transferees under Permitted Transfers hold in aggregate no less than the lower of (i) 50% of their percentage interest of shareholdings held upon the date of this Agreement (whether converted or not) or (ii) 5% of the Equity Share Capital, the Investors shall be entitled from time to time to appoint and remove from the Board one Investor Director, and upon removal to appoint another person in his place; the initial appointment of the Investor Director shall be made pursuant to the Subscription Agreement; subsequent appointments and removals shall be made by written notice served on the Company which shall take effect immediately. For the avoidance of doubt the Investors' holdings for the purpose of this Clause 3.1 shall include any Convertible Redeemable Preference Shares which are subject to a redemption demand pursuant to a Redemption Notice (as defined in the Articles) until such Redemption Notice has been satisfied in full. At any time that GS Capital Partners V Institutional, L.P. ("GS Institutional") is one of the Investors, the Investor Director shall be appointed and removed by GS Institutional.

3.2 In the event that the Investors, together with their transferees under Permitted Transfers hold in aggregate less than the lower of (i) 50% of their percentage interest of shareholdings held upon the date of this Agreement (whether converted or not) or (ii) 5% of the Equity Share Capital, the Investors shall procure that the Investor Director appointed pursuant to Clause 3.1 shall forthwith resign. For the avoidance of doubt the Investors' holdings for the purpose of this Clause 3.2 shall include any Convertible, Redeemable Preference Shares which are subject to a redemption demand pursuant to a Redemption Notice (as defined in the Articles) until such Redemption Notice has been satisfied in full.

3.3 If the Investors are not entitled to appoint a member of the Board pursuant to Clause 3.1 and provided that any Investor or its Affiliates or transferees under Permitted Transfers hold any interest in the Equity Share Capital, each Investor shall be entitled from time to time by notice in writing to the Company, to appoint and rename a person as an observer ("Observer") provided that each Investor shall nominate the same individual as the other Investors as its Observer such that at any given time there will only be one individual acting as an Observer and such Observer agrees to be bound by all rules and regulations applicable to the Board and execute a confidentiality undertaking in favour of the Company. At any time that GS Institutional is one of the Investors, the Observer shall be nominated by GS Institutional and that Observer shall be the Observer nominated on behalf of all the other Investors.

3.4 An Observer shall have the right to attend all meetings of the Board and committees and receive all the information that the directors of the Company (including committee members) would be entitled to receive (including information related to the business and operations of the Company), and may pass such information to the same persons as the Investor Director (if appointed) would be entitled to pass that information. An Observer shall not be entitled to vote at any meetings of the Board, nor shall an Observer be, or be regarded as, an officer of the Company and shall not be counted in the quorum of any meeting of the Board. However, an Observer shall be permitted to discuss the affairs, finances and accounts of the Group with, and to make proposals and furnish advice with respect thereto to, the Board.

3.5 Prior to a Qualified IPO, the Board shall establish a Compensation Committee and an Audit Committee. For so long as the Investors are entitled to appoint a member of the Board pursuant to Clause 3.1, the Investor Director for the time being will be a member of such committees and will have the right to be appointed to any other sub-committee established by the Board prior to a Qualified IPO.

3.6 At all times prior to a Qualified IPO, the following matters shall require prior Board approval:

     3.6.1 appointment and removal of the chief executive officer and the chief financial officer of the Company;

     3.6.2 the settlement of any litigation in excess of RMB10 million by. any Group Member;

     3.6.3 any material change in the accounting policies of any Group Member from those adopted in the Accounts;

     3.6.4 an increase of more than 30% in the total compensation of any member of the management of the Group whose annual compensation (including any bonus) is more than RMB1 million in any 12 month period;

     3.6.5 change in the size of the Board; or

     3.6.6 the adoption of an annual budget and any business plan of a Group member;

3.7 At all times prior to a Qualified IPO, each Shareholder and the Company shall procure that (i) all shareholder and board resolutions necessary for implementation by the PRC Company of decisions of the Board are passed by the PRC Company and (ii) no shareholder or board resolution other than the foregoing (which shall to the extent possible be in form and substance identical to resolutions passed by the Board) is passed by the PRC Company.

3.8 Subject to Clause 3.1, prior to a Qualified IPO, the Board shall consist of no more than 10 directors, comprised of at least three independent directors (the appointment of such independent directors being subject to the prior approval of the Investors) and the Investor Director.

4.   MATTERS REQUIRING CONSENT

4.1 At all times prior to a Qualified IPO and for so long as the Investors, together with their transferees under Permitted Transfers hold in aggregate no less than the lower of (i) 50% of their percentage interest of shareholdings held upon the date of this Agreement (whether converted or not) or (ii) 5% of the Equity Share Capital, the Company and the Shareholders shall use their respective rights and powers, whether as shareholder, director or otherwise to procure, that no Group Member shall do or agree to do any of the following matters unless with the prior consent (such consent (or refusal) not to be unreasonably delayed) of any one of the Investors:

     4.1.1 the entering into any merger or consolidation of any Group Member with one or more entities;

     4.1.2 the liquidation, winding up or dissolution of any Group Member, or the filing of bankruptcy or similar proceedings;

     4.1.3 the disposal of any assets or property (other than in the ordinary course of business) owned by any Group Member of a total value per transaction of more than RMB100 million;

     4.1.4 any amendments (by merger or otherwise) to any Group Member's articles of association or other constitutional documents save for any incidental amendments required to be made to the articles of association of the PRC Company in connection with operating matters in the ordinary course of business, provided that the scope or consequences of such amendments are not likely to directly or indirectly circumvent or alter the rights of the Investors or the approval rights of the Investors hereunder;

     4.1.5 any repurchase or redemption of the equity of any Group Member other than a redemption of the Convertible Redeemable Preference Shares or a repurchase of any Conversion Shares as agreed upon by the Investor;

     4.1.6 the issuance of, or any action that reclassifies any Equity Share Capital or Ordinary Share Equivalents into, shares having preferences or priority as to dividends or assets senior or pari passu to the Convertible Redeemable Preference Shares;

     4.1.7 the issuance of any Equity Share Capital or Ordinary Share Equivalents other than in connection with (i) an IPO, (ii) an acquisition of minority interests in the1 PRC Company or (iii) pursuant to the exercise of options granted under any share incentive schemes approved by the Board and any one of the Investors provided that in each case such issuance would not otherwise require the consent of any one of the Investors pursuant to Clauses 4.1.6 or 4.1.12;

     4.1.8 any amendments (by merger or otherwise) to the rights, preferences, privileges or powers of the Convertible Redeemable Preference Shares;

     4.1.9 the retention of any external professional advisor other than a Big 4 accounting firm to provide Tax advisory services to the Group or to assist in the preparation of Tax returns;

     4.1.10 the entry into any transaction or series of related transactions by any Group Member, which has as an objective and/or the effect of securing a Tax benefit;

     4.1.11 any Tax-motivated restructuring of the Group or of the business, operations or practices thereof;

     4.1.12 the adoption of any share option or share incentive scheme or employee share trust or share ownership plan; and

     4.1.13 any transaction or series of transactions in excess of RMB2 million by any Group Member with a Major Shareholder (or any of its Associates or Family Members) or a director of a Group Member or an Associate of any such director.

          For the avoidance of doubt the Investors' holdings for the purpose of this Clause 4.1 shall include any Convertible Redeemable Preference Shares which are subject to a redemption demand pursuant to a Redemption Notice (as defined ins' the Articles) until such Redemption Notice has been satisfied in full.

4.2 Prior to a Qualified IPO, for so long as the Audited Net Income in any financial year is less than RMB500 million the prior consent (such consent (or refusal) not to be unreasonably delayed) of any one of the Investors is required in relation to the matters referred to below, save that if the Audited Net Income for any financial year exceeds RMB500 million, from the time that such Financial Statements are released to the Investors in accordance with Clause 2.1 the prior consent of any one of the Investors shall not be required in relation to any of the matters referred to below and no prior consent is required to be obtained in relation to such matters unless the Audited Net Income falls below RMB500 million for two consecutive financial years and in which case the prior consent of any one of the Investors in relation to the matters referred to below is required from the date in the following financial year on which the Financial Statements are released to the Investors in accordance with Clause 2.1;

     4.2.1 the declaration of dividends or any distribution made with respect to any equity security by any Group Member in respect of any financial year commencing 1 January 2005 or thereafter of more than 60% of such Group Member's Audited Net Income (as shown in the Financial Statements) of that year;

     4.2.2 the taking out of any loan or the incurrence of any indebtedness by the Group or a Group Member in excess of RMB 100 million, whether in a single transaction or a series of related transactions which occur within a three-month period;

     4.2.3 any capital commitment with an aggregate value in excess of RMB100 million, whether in a single transaction or a series of related transactions, by any Group Member unless such commitment has already been specifically approved;

     4.2.4 any Group Member making any acquisition or disposal of or relating to any Intellectual Property Rights with a value attributable to such right in excess of RMB100 million or more;

     4.2.5 any change in any Group Member's auditors;

     4.2.6 any material changes to any Group Member's business plan previously approved by the Board;

     4.2.7 the granting of any security over any material assets of the Group or extending a loan to or guaranteeing any loans for any person which is not a Group Member, or

     4.2.8 the making of any loan or advance to any person, firm, body corporate or other business other than in the normal course of business and on an arms' length basis.

5.   TRANSFERS OF SHARES

5.1 Subject to Clause 6.1, with the exception of Permitted Transfers and transfers under Clause 8, if any investor wishes to transfer any of its Convertible Redeemable Preference Shares or Conversion Shares, it shall be entitled to do so only in accordance with the following provisions:

     5.1.1 Such Investor (the "SELLING INVESTOR") shall serve a written notice ("TRANSFER NOTICE") on the Major Shareholders stating the number of Convertible Redeemable Preference Shares or Conversion Shares that it offers to sell ("TRANSFER SHARES").

     5.1.2 Within 15 Business bays of the receipt of a Transfer Notice, the Major Shareholders shall each be entitled to make an offer in writing to the Selling Investor (which should be copied to the Company) to purchase all or any of the Transfer Shares at any price for each such Transfer Share (the "PRESCRIBED PRICE"), provided that the Prescribed Price shall always be deemed to be the highest price per share offered by any of the Major Shareholders.

     5.1.3 if the Selling Investor receives offers for such number of Transfer Shares in excess of the number of Transfer Shares on offer for sale, then those Major Shareholders who have made such offers (each, a "BUYING MAJOR SHAREHOLDER") shall be deemed (as far as practicable and without exceeding the number of Transfer Shares which each such Major Shareholder shall have offered to purchase) to have offered to purchase the Transfer Shares at the Prescribed Price in proportion to their existing holdings of Shares.

     5.1.4 If the Selling Investor receives offers to purchase any of the Transfer Shares in accordance with Clause 5.1.2, the Selling Investor shall within 10 Business Days upon the expiry o L the 15-Business Day period provided in clause 5.1 2 notify the Selling Investor and the Buying Major Shareholders as to whether their offers are accepted, and the Selling Investor shall be bound to transfer such number of Transfer Shares to such Major Shareholder(s) as set out in the notice circulated by the Company within 10 Business Days thereafter (free from all liens, charges, encumbrances and third party rights whatsoever and together with all rights then attaching thereto) upon payment of the Prescribed Price for each Transfer Share. Such notice shall state the name and address of each of the Buying Major Shareholders and the number of Transfer Shares to be acquired by him and the purchase shall be completed at a place and time to be mutually agreed between the Selling Investor and the relevant Buying Major Shareholder being not less than 3 and not more than 10 Business Days after the date of such notice.

     5.1.5 If the Selling Investor fails to transfer any Transfer Shares to a Buying Major Shareholder in accordance with Clause 5.1.4, the Board may with prior notice to the Selling Investor authorise any person to execute and deliver on his behalf the necessary stock transfer form and the Company shall against receipt of the Prescribed Price for each Transfer Share for the Selling Investor cause the relevant Buying Major Shareholder to be registered as the holder of such Transfer Shares (subject to payment of any stamp duty, if required). The receipt by the Company of the purchase money shall be a good discharge to the Buying Major Shareholder (who shall not be bound to see to the application thereof). The Selling Investor shall in such case be bound to deliver up his certificate for the Transfer Shares to the Company whereupon he shall be entitled to receive the Prescribed Price for each Transfer Share without interest. If such certificate shall comprise any Transfer Shares which the Selling Investor has not become bound to transfer as aforesaid, the Company shall issue to the Selling Investor a new certificate for such shares.

     5.1.6 If the Investor does not accept the offers to purchase all of the Transfer Shares in accordance with Clause 5.1.2 then the Investor shall within the period of three months from the date of its notice to the Major Shareholders be entitled to transfer to another transferee those Transfer Shares at a price which is not less than the Prescribed Price for each share.

5.2 Subject to Clause 6.1, with the exception of Permitted Transfers and transfers under Clause 8, if any Major Shareholder wishes to transfer any of its Shares, it shall be entitled to do so only in accordance with the following provisions ("TRANSFEROR SHAREHOLDER"):

     5.2.1 It shall serve a written notice ("SHARE TRANSFER NOTICE") on the Company stating the number of Shares it wishes to transfer ("SALE SHARES") and the proposed price for each such Sale Share (the "SALE PRICE").

     5.2.2 Within 5 Business Days of the receipt of a Share Transfer Notice the Company shall send a copy of it to the other Major Shareholders and the Investors (collectively for the purposes of this Clause 5.2 the "TRANSFEREE SHAREHOLDERS") who shall each be entitled to offer to purchase all or any of the Sate Shares at the Sale Price. Any such offer must be made in writing to the Company within 15 Business Days of the dispatch by the- Company of such copy of the Share Transfer Notice.

     5.2.3 If the Company receives offers for a number of Sale Shares in excess of the number of Sale Shares on offer, then those Transferee Shareholders who have made such offers (each, an "ACCEPTING TRANSFEREE SHAREHOLDER") shall be deemed (as far as practicable and without exceeding the number of Sale Shares which each such Transferee Shareholder shall have offered to purchase) to have offered to purchase the Sale Shares in proportion to their existing percentage shareholding interest in the Fully Diluted Share Capital.

     5.2.4 If the Company receives offers to purchase any of the Sale Shares in accordance with Clause 52.2, it shall within 10 Business Days give notice thereof to the Transferor Shareholder who shall then be bound to transfer such Sale Shares within 10 Business Days thereafter (free from all liens, charges, encumbrances and third party rights whatsoever and together with all rights then attaching thereto) upon payment of the Sale Price for each Sale Share. Such notice shall state the name and address of each of the Accepting Transferee Shareholders and the number of Sale Shares to be acquired by him and the purchase shall be completed at a place and time to be appointed by the Company being not less than 3 and not more than 10 Business Days after the date of such notice.

     5.2.5 If -a Transferor Shareholder fails to transfer any Sale Shares to an Accepting Transferee Shareholder in accordance with Clause 5.2.4, the Board may with prior notice to the Transferor Shareholder authorise any person to execute and deliver on his behalf the necessary stock transfer form and the Company shall against receipt of the Sale Price for each Sale Share for the Transferor Shareholder cause the relevant Accepting Transferee Shareholder to be registered as the holder of such Sale Shares (subject to payment of any stamp duty, if required). The receipt of the Company for the purchase money shall be a good discharge to the Accepting Transferee Shareholder (who shall not be bound to see to the application thereof). The Transferor Shareholder shall in such case be bound to deliver up his certificate for the Sale Shares to the Company whereupon he shall be entitled to receive the Sale Price for each Sale Share without interest. If such certificate shall comprise any Sale Shares which the Transferor Shareholder has not become bound to transfer as aforesaid, the Company shall issue to the Transferor Shareholder a new certificate for such Sale Shares.

     5.2.6 If the Company does not receive offers to purchase all of the Sale Shares in accordance with Clause 5.2.2 then the Company shall promptly notify then Transferor Shareholder. The Transferor Shareholder shall within the period of three months from the date of its notice to the Transferee Shareholders be entitled to transfer those remaining Sale Shares for which the Company has not received offers at. a price which is not less than the Sale Price for each share, provided that in respect of a Transferor Shareholder who is also a Major Shareholder it shall:

          (a) procure that an offer is extended by the third party purchaser to each Investor, at the Sale Price and on no less favourable terms to those offered to the Transferor Shareholder in respect of such number of Convertible Redeemable Preference Shares (on an as-converted basis) and/or

               Conversion Shares (to the extent any or all of the Convertible Redeemable Preference Shares have already been converted) held by each Investor representing the following percentage of the Investor's total as-converted shareholdings:

                A
               --- x 100%
                B

               where:

               A = total number of Shares initially to be acquired by the third party purchaser from the Transferor Shareholder, and

               B = total number of Shares then held by the Major Shareholders;

          (b) if the third party purchaser is unwilling to so extend the offer to include such additional shareholdings, the number of Shares that the Transferor Shareholder may sell to such third party purchaser shall be reduced so that the Transferor Shareholders and the Investor(s) exercising their co-sale rights under this Clause 5.26 shall sell-down pro rata to their respective total shareholdings.

5.3 Subject to Clause 7.4, without the prior written consent of the Major Shareholders, no Investor shall transfer or dispose of any of its Convertible Redeemable Preference Shares or Conversion Shares to any person:

     5.3.1 within 12 months of the date of this Agreement (other than as part of any secondary sales in an IPO); or

     5.3.2 prior to an IPO to any person who is a Competitor.

6.   NEW SHAREHOLDERS

6.1 In the case of transfers by a Major Shareholder or the Investors pursuant to Clause 5, no more than 2% of the Equity Share Capital in the Company can be transferred (whether in one or a series of transactions) to a person who is not already a party to this Agreement unless that person has already executed a deed of adherence in the form set out in Schedule 4 in which he or it is treated as a Major Shareholder or an Investor (as the case may be), save that in the event of any transfer of less than 2% of outstanding shares such transfer shall be conditional upon and be subject to the person to whom the shares are being transferred to executing an undertaking in the form set out in Schedule 2.

6.2 All executed deeds of adherence shall be delivered to and held by the Company.

6.3 For the purpose of this Agreement, transfers of legal and beneficial interests in any entity through which the Major Shareholders hold Shares, shall be considered transfers by the Major Shareholders of its Shares, and accordingly Clause 5.2, 6.1 and 7.6 shall apply mutatis mutandis to such transfers.

7.   QUALIFIED IPO

7.1 The Company and each of the Shareholders shall use their reasonable endeavours to conduct a Qualified IPO within three years from the date of this Agreement.

7.2 In the event that a proposed IPO (including a Qualified IPO) is aborted for any reason, and the parties have undertaken relevant structuring and other preparatory steps in respect of such IPO or Qualified IPO, each of the Company and the Shareholders shall take all necessary steps as are required to restore all the Shareholders, the Investors and the Company to the position they enjoyed before the steps for such 1P0 or Qualified IPO were undertaken, including, inter alia, re-adopting the Company's Articles in the form in place prior to any revisions made in connection with the IPO process and reversing any steps taken to convert the Convertible Redeemable Preference Shares.

7.3 The parties acknowledge that subject to compliance with all applicable laws, regulations, the Listing Rules and any requirement of the Stock Exchange or any other applicable authorities, in the event of a Qualified IPO or IPO neither the Investors nor the Investor Director will give any representations, warranties, indemnities or undertakings other than in respect of the Investor's ownership of Equity Share Capital.

7.4 In an IPO, if the Company, after consultation with the underwriters, decides that the IPO shall include a sale of secondary shares in the Company, i.e., those Shares of the Company in existence prior to the IPO, the parties agree to act in good faith and to determine a ratio upon which the Shareholders and each Investor may sell their respective holdings in the Company, provided that the Investors agree that should they elect to sell any of their holdings pursuant to this Clause 7.4 they will not sell more than 2S% of the Conversion Shares then held and will agree that the remaining holding excluding any of its Escrow Shares will be subject to a lock-up of no more than 6 months.

7.5 For the purposes of this Agreement, a "QUALIFIED IPO" means an IPO on the Stock Exchange which occurs within the following periods with the corresponding minimum IPO Price or an IPO to which any one of the Investors has otherwise consented expressly to as a Qualified IPO:

     IPO TUNING
     (NO. OF MONTHS AFTER THE COMPLETION DATE UP TO
     THE DATE OF ANY PROSPECTUS ISSUED IN CONNECTION
     WITH A LISTING)                                   0 - 6   6 - 12   12 - 18   18 - 24   THEREAFTER
     -----------------------------------------------   -----   ------   -------   -------   ----------
     IPO Price as % of the Conversion Price             100%    120%      135%      170%       200%

7.6 The Major Shareholders agree that at all times prior to the completion of a Qualified IP0 they will directly or indirectly in the aggregate hold at least 30% of the Fully Diluted Share Capital, and each Major Shareholder agrees that it will not sell in aggregate more than 25% of its Shares held as of the date of this Agreement.

8.   ADJUSTMENTS

8.1 On the Performance Adjustment Date the performance adjustment (the "PERFORMANCE ADJUSTMENT") shall occur such that, either:

     (a) if the 2005 Net Profits are more than US$31,040,000 the Investors shall, at the election of the Major Shareholders either (i) pay the Cash Adjustment to the Major Shareholders, (ii) have the obligation to sell to the Major Shareholders (who in turn will be obliged to purchase) such number of Shares at such time as determined in accordance with the provisions of Clauses 8.3 and 8.4 or (iii) pay the Net Share Adjustment by way of partly a proportion of the Cash Adjustment and the remaining amount to be satisfied in Shares in accordance with the provisions of Clauses 8.3 and 8.4; or

     (b) if the 2005 Net Profits are less than US$31,040,000, the Major Shareholders shall at the election of the Investors either (1) pay the Cash Adjustment to the Investors; (ii) have the obligation to sell to the Investors (who in turn will be obliged to purchase) such number of Shares at such time as determined in accordance with the provisions of Clauses 8.3 and 8.4 or (iii) pay the Net Share Adjustment by way of partly a proportion of the Cash Adjustment and the remaining amount to be satisfied in Shares in accordance with the provisions of Clauses
          8.3 and 8.4.

8.2 Pursuant to Clause 8.1, in the event that the Investors, or the Major Shareholders, as the case may be, elect to be paid the Cash Adjustment, such Cash Adjustment shall be paid (subject to Clause 8.8, without interest) in US$ in immediately available funds no later than the date that is thirty (30) days following the Performance Adjustment Date. Any election by either the Major Shareholders or the Investors to implement the Performance Adjustment partly or entirely through the Cash Adjustment may only be implemented after an IPO or Qualified IPO, as the case may be.

8.3 The investors (pro rata) and the Major Shareholders (pro rata) shall place with Law Debenture Corporation, Hong Kong or another escrow agent agreed to by any one of the Investors and the Major Shareholders (the "ESCROW AGENT") the maximum number of Shares and Convertible Redeemable Preference Shares that the Investors or the Major Shareholders may be obligated to transfer in accordance with the provisions of Clause 8.4 (assuming the Conversion Price is set at the Subscription Price) (the "ESCROW SHARES"). At any time after the Net Share Adjustment is to be effected in accordance with Clauses
     8.4 and 8.5, the Transferor Party shall:

     (i) pay the Cash Adjustment (if the Major Shareholders are the Transferor Party) to the Investors or (if the Investors are the Transferor Party) to the Major Shareholders, in lieu of the Net Share Adjustment; or

     (ii) instruct the Escrow Agent to effect the Net Share Adjustment by:

          (1) instructing a broker (such broker to be selected by the Transferee Party) to (x) sell such number of Escrow Shares at such time and in such manner as the Transferee Party may deem appropriate and (y) transfer the proceeds of the sale (net of any transaction expenses incurred in connection with such sale) of such number of Escrow Shares in freely convertible currency to the Transferee Party pursuant to the Net Share Adjustment; and/or

          (2) transferring such number of Escrow Shares to the Transferee Party as may be requested by the Transferee Party in accordance with Clause 8.5; provided that, in no event shall Escrow Shares be transferred under this sub-clause (2) if such transfer may trigger a mandatory offer or other related anti-takeover protections of the relevant listing or other rules of the relevant Stock Exchange.

     In addition, immediately after the determination of the Net Share Adjustment in accordance with the provisions of Clause 8.4, the Escrow Agent shall without condition return all or such portion of the Escrow Shares not included in the Net Share Adjustment to the Transferee Party and the Transferor Party.

8.4 For the avoidance of doubt the adjustment to the Investors' as-converted shareholdings, whether upwards or downwards, will be such that:

                      Subscription Amount
     E = B - ------------------------------------  x D x (1-C)
             Cayman Adjusted Post Money Valuation

     B = the total number of Ordinary Share Equivalents held by the Investors'
         (as-if converted) immediately prior to the Performance Adjustment Date

     C = ESOP Dilution immediately up to the Performance Adjustment Date

     D = the Fully-Diluted Share Capital immediately prior to the Performance
         Adjustment Date

     E = the total number of Ordinary Share Equivalents (as-if converted) to be transferred to/from. Major Shareholders immediately after the Performance Adjustment

     (1)  The Net Share Adjustment shall be equal to E.

     (2) The Cash Adjustment shall be calculated in accordance with the following formula:

                            Cayman Adjusted Post Money Valuation
          Cash Adjustment = ------------------------------------ x E
                                              D

          (3) For the avoidance of doubt, the Conversion Price used in the event the Ownership Adjustment Date is the same as the Performance Adjustment Date shall be the Conversion Price prevailing immediately after the Ownership Adjustment has occurred in accordance with the Terms and Conditions.

8.5 At any time after the Performance Adjustment Date, the Transferee Party shall have the right to purchase from the Transferor Party for an aggregate purchase price of US$1.00, the number of Shares or Convertible Redeemable Preference Shares, as the case may be, equivalent to the Net Share Adjustment.

8.6 Any Shares acquired by the Investors pursuant to the Net Share Adjustment shall immediately be re-classified by the Company and redesignated into Convertible Redeemable Preference Shares unless such acquisition occurs after a Qualified IPO. Any Convertible Redeemable Preference Shares acquired by the Major Shareholders pursuant to the Net Share Adjustment shall immediately be re-classified by the Company into Shares. The parties shall promptly take all actions necessary to effect such re-classifications.

8.7 The RMB equivalent of any amount referred to in this Clause 8 in US$ shall be calculated using the Exchange Rate.

8.8 In the event that the Escrow Shares are subject to a lock-up at the time of election of the Cash Adjustment, such Cash Adjustment shall be payable immediately following expiry of such lock-up and such amount shall accrue interest daily at the Prime Rate for the period between demand and payment.

9.   FURTHER COVENANTS

9.1 Each Major Shareholder undertakes and covenants with each Investor that he shall not, while he holds any interest in the Equity Share Capital of any Group Member (and for a period 12 months thereafter) carry on, set up, be employed, engaged or interested in a business anywhere in the PRC that is or is about to be in competition with the Group.

9.2 Each Shareholder covenants to take all necessary actions to procure the Company to realise the rights of the Convertible Redeemable Preference Shares including timely redemption, as set out in the Terms and Conditions.

10.  CONFIDENTIAL INFORMATION

     Subject to the provisions' of this Clause 10, each party shall keep confidential information obtained from the Company relating to the Company's business and/or financial affairs of the Group (the "CONFIDENTIAL INFORMATION") confidential unless:

10.1 that information comes into the public domain otherwise than through a breach of that party's obligations under this Clause 10; or

10.2 such information is required to be disclosed by law, by a rule of a securities exchange on which that person's shares (or the shares of a member of that person's Parent Group's shares) are listed or traded or by a governmental authority or other authority with relevant powers to which a person (or a member of that person's Parent Group) is subject or submits, whether or not the requirement has the force of law, provided that such disclosure shall, so far as is practicable, be made after consultation with the Company and after taking into account the Company's reasonable requirements as to its timing, content and manner of making or despatch,

     PROVIDED THAT each party may disclose Confidential Information when such disclosure is required or necessary to be made, to:

     (a)  members of that party's Parent Group;

     (b) an employee or director of, or professional adviser, to any member of that party's Parent Group; or

     (c) any person to whom it is proposing to transfer shares in accordance with the provisions of this Agreement,

     (which disclosure shall be expressly permitted under the terms of this Agreement) provided that the party shall use reasonable endeavours to ensure that the recipient of the Confidential Information complies with the provisions of this Clause 10 and a breach by the recipient is deemed to be a breach of the party that made/authorised/permits the disclosure.

11.  ANNOUNCEMENTS

     Except as required by law, regulation or legal process no announcement in relation to the transactions contemplated by this Agreement shall be made without the prior consent of any one of the Investors in the case of an announcement by either any one of the Major Shareholders or the Company and in the case of an announcement by any one of the Investors not without the prior consent of any one of the Major Shareholders and the Company.

12.  DURATION

     This Agreement shall terminate:

     (a)  upon a Qualified IPO;

     (b) with respect to any Shareholder, when that Shareholder ceases to hold any shares in the capital of the Company; or

     (c) with respect to an Investor, when such Investor (or transferees under a Permitted Transfer) ceases to hold any shares in the capital of the Company (either directly or through any nominee or manager), except that this Clause 12, Clause 1 (Interpretation), Clause 2 (Financial and Other Information), Clauses 3.3 and 3.4 (The Investor Director), Clause 8 (Adjustments), Clause 10 (Confidential Information), Clause 11 (Announcements), Clause 13 (Notices and Other

          Communications), Clause 14 (Miscellaneous) and Clause 15 (Governing Law and Arbitration) shall continue to bind the parties irrespective of termination save that in the case of Clauses 2, 3.3 and 3.4 this shall be subject to the consent of the Stock Exchange, and is without prejudice to the rights and obligations of each party ceasing to be a party to this Agreement which have accrued as at that date.

13.  NOTICES AND OTHER COMMUNICATIONS

13.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by registered post in a pre-paid envelope (and air mail in the case of an address outside Hong Kong) or by facsimile, to the party due to receive the notice or communication at its address set out in Clause 13.3 or such other address as a party may specify by notice in writing to the others.

13.2 In the absence of evidence of earlier receipt, any notice or communication shall be deemed to have been duly given:

     13.2.1 if delivered personally, when left at the address stated in Clause
          13.3 (or where such time is outside the normal business hours of the recipient, on the opening of the next following Business Day);

     13.2.2 if sent to an address in Hong Kong, on the Business Day after posting it;

     13.2.3 if sent by air mail to an address outside Hong Kong, five Business Days after posting it; and

     13.2.4 if sent by facsimile, when confirmation of its transmission has been recorded by the sender's fax machine (or where such time is outside the normal business hours of the recipient, on the opening of the next following Business Day).

13.3 The addresses referred to in Clause 13.1 are:

     XU HANG

     Address: Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, PRC, 518057
     Facsimile No: +86 755 265 82800

     LI XITING

     Address: Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, PRC, 518057
     Facsimile No: +86 755 265 82800

     CHENG MINGHE

     Address: Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, PRC, 518057
     Facsimile No: +86 755 265 82800

     NEW DRAGON (NO. 12) INVESTMENTS LIMITED

     Address:      Mindray Building
                   Keji 12th Road South
                   Hi-tech Industry Park
                   Nanshan, Shenzhen 518057
                   People's Republic of China
     Attention     Jiang Ming
     Facsimile No: +86 755 2658-2800

     QUIET WELL LIMITED

     Address:      Mindray Building
                   Keji 12th Road South
                   Hi-tech Industry Park
                   Nanshan, Shenzhen 518057
                   People's Republic of China
     Attention     Jiang Ming
     Facsimile No: +86 755 2658-2800

     ABLE CHOICE INVESTMENTS LIMITED

     Address:      Mindray Building
                   Keji 12th Road South
                   Hi-tech Industry Park
                   Nanshan, Shenzhen 518057
                   People's Republic of China
     Attention     Jiang Ming
     Facsimile No: +86 755 2658-2800

     THE INVESTORS

     Address:      Goldman Sachs (Asia) L.L.C., Cheung Kong Center, 68th Floor,
                   2 Queen's Road Central Hong Kong
     Attention     Joyce Hsu
     Facsimile No: +852 2978 0440

     COMPANY

     Address:      Mindray Building, Keji 12th Road South, Hi-tech Industry
                   Park, Nanshan, Shenzhen, PRC, 518057
     Attention     Xu Hang
     Facsimile No: +86 755 2658 2800

14.  MISCELLANEOUS

14.1 The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

14.2 This Agreement may be amended only by a written document signed by all the parties.

14.3 Any liability to any party hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by that party in their absolute discretion as regards the other party under such liability without in any way prejudicing or affecting the rights of the party to whom such liability is owed against any such other party subject to the same or a like liability, whether joint or several or otherwise.

14.4 Nothing contained in this Agreement shall be deemed to constitute a partnership between the parties and the parties shall not be deemed to be connected with each other solely because they are parties to this Agreement.

14.5 No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

14.6 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

14.7 This Agreement may be executed in any number of counterparts all of which duly executed and delivered shall constitute the same instrument.

14.8 In the event of any inconsistency between the Subscription Agreement and this Agreement, this Agreement shall prevail, and in the event of any inconsistency between the Articles and this Agreement, as between the parties hereto this Agreement shall prevail.

14.9 Following the date of this Agreement each party agrees for so long as it remains a party to this Agreement to take such action as may be necessary to make effective the transactions contemplated by this Agreement and any of the matters referred to herein.

14.10 None of the parties to this Agreement may assign or transfer any of their rights or obligations under this Agreement except pursuant to a permitted Transfer or any transfer pursuant to Clause 5.

15.  GOVERNING LAW AND ARBITRATION

15.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.2 If any dispute between the parties arises in connection with this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If one party gives another notice that a material dispute has arisen and those parties are unable to resolve the dispute within 30 days of service of notice, then the dispute shall be referred to arbitration in accordance with Clause 15.3.

15.3 All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration institute shall be the International Court of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be English.

16.  PREVIOUS AGREEMENTS

     The parties acknowledge that this Agreement will replace any agreement (whether in writing or not) entered into by any party relating to the Company or shareholdings in the Company.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

--------------------------------------------------------------------------------

                                   SCHEDULE 1

                            PART A - THE SHAREHOLDERS

                                                                       PERCENTAGE
                                                                       OF ISSUED
NAME AND ADDRESS                CLASS AND AMOUNTS OF SHARES OWNED    SHARE CAPITAL
----------------                ---------------------------------   ---------------
XU HANG                         23,049,582                          26.982234%
Mindray Building                ORDINARY SHARES
Keji 12th Road South            held through
Hi-tech Industry Park           NEW DRAGON (NO. 12) INVESTMENTS
Nanshan, Shenzhen               LIMITED
PRC, 518057                     Ugland House, P.O. Box 309
                                George Town
                                Grand Cayman
                                Cayman Islands
                                British West Indies

LI XITING                       19,874,970                          23.265979%
Mindray Building                ORDINARY SHARES
Keji 12th Road South            held through
Hi-tech Industry Park           QUIET WELL LIMITED
Nanshan, Shenzhen               Tropic Isle Building
PRC, 518057                     P.O. Box 438
                                Road Town
                                Tortola
                                British Virgin Islands

CHENG MINGHE                    3,976,878                           4.655401%
Mindray Building                ORDINARY SHARES
Keji 12th Road South            held through                        9.237194%
Hi-tech Industry Park           ABLE CHOICE INVESTMENTS LIMITED'S   (Able Choice
Nanshan, Shenzhen               total holding of 7,890,876          Investments
PRC, 518057                     Ordinary shares                     Limited's total
                                P.O. Box 957                        shareholding)
                                Offshore Incorporations Centre
                                Road Town, Tortola
                                British Virgin Islands

                             PART B - THE INVESTORS

                                                                       PERCENTAGE
                                                                       OF ISSUED
NAME AND ADDRESS                CLASS AND AMOUNTS OF SHARES OWNED    SHARE CAPITAL
----------------                ---------------------------------   ---------------
GS CAPITAL PARTNERS V FUND,     5,305,080                           6.210217%
L.P.                            CONVERTIBLE
Goldman Sachs (Asia) L.L.C.     REDEEMABLE
68th Floor Cheung Kong Center   PREFERENCE SHARES
2 Queen's Road Central
Hong Kong

GS CAPITAL PARTNERS V           2,740,384                           3.207940%
OFFSHORE FUND, L.P.             CONVERTIBLE
Goldman Sachs (Asia) L.L.C.     REDEEMABLE
68th Floor Cheung Kong Center   PREFERENCE SHARES
2 Queen's Road Central
Hong Kong

GS CAPITAL PARTNERS V           1,819,188                           2.129573%
Institutional, L.P.             CONVERTIBLE
Goldman Sachs (Asia) L.L.C.     REDEEMABLE
68th Floor Cheung Kong Center   PREFERENCE SHARES
2 Queen's Road Central
Hong Kong

GS CAPITAL PARTNERS V GMBH      210,325                             0.246210%
& Co. KG                        CONVERTIBLE
Goldman Sachs (Asia) L.L.C.     REDEEMABLE
68th Floor Cheung Kong Center   PREFERENCE SHARES
2 Queen's Road Central
Hong Kong

SUB TOTAL OF INVESTORS          10,074,977                          11.793940%
                                CONVERTIBLE
                                REDEEMABLE
                                PREFERENCE SHARES

                                   SCHEDULE 2

                                   UNDERTAKING

TO: [_____] (The "COMPANY")

                                                                          [Date]

In consideration of the acquisition of [type of shares/number of shares], we, [name of acquiror], hereby undertake that in the event of any connected person (as defined in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited) acquiring [type of shares] such that in the aggregate, the combined holdings of [name of acquirer] and the connected person is more than 2% of the outstanding [class of shares] in the company we will execute a deed of adherence in the form attached to this undertaking and procure that such connected person also executes a deed of adherence in respect of its holding in the Company.


                                        ----------------------------------------
                                        For and on behalf of
                                        [______________________________________]
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [_____________] 200[_]

BY [_______] OF [_______] (the "COVENANTOR") in favour of the persons whose names are set out in the schedule to this Deed and is SUPPLEMENTAL to the Shareholders' Agreement dated [_______] 2005 made by (1) [-] (2) [Investors] and
(3) the Shareholders (the "SHAREHOLDERS' AGREEMENT")

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Shareholders' Agreement and covenants with each person named in the schedule to this Deed to perform and be bound by all the terms of the Shareholders' Agreement, as if the Covenantor were [an Investor/a Shareholder] who is party to the Shareholders' Agreement.

2. This Deed is governed by the laws of Hong Kong Special Administrative Region of the People's Republic of China.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written

                                    SCHEDULE

[Parties to Shareholders' Agreement including those who have executed earlier deeds of adherence].

                                   SCHEDULE 3

                              DETAILS OF THE GROUP

A.   THE COMPANY

     Company number                         CT-150186

     1.   Address of registered office      c/o Codan Trust Company (Cayman)
                                            Limited, Century Yard, Cricket
                                            Square, Hutchins Drive, P.O. Box
                                            2681 GT, George Town, Grand Cayman,
                                            British West Indies

     2.   Date and place of incorporation   10 June 2005

     3.   Authorised share capital          HK$380,000

     4.   Issued share capital              HK$0.01

     5.   Directors                         Xu Hang

                                            Li Xiting

     6.   Auditors                          Deloitte Touche Tohmatsu

B.   PRC COMPANY

     1.   Company number                    [Chinese text] 109722

     2.   Address of registered office      Mindray Building, Keji 12th
                                            Road South, Hi-tech Industrial Park,
                                            Nanshan, Shenzhen, PRC, 818057

     3.   Date and place of incorporation   25 January 1999

                                            Shenzhen, PRC

     4.   Authorised share capital          RMB86,000,000

     5.   Issued share capital              RBM86,000,000

     6.   Directors                         Xu Hang
                                            Li Xiting
                                            Nie Tong
                                            Wang Fuquing
                                            Dai Weidong
                                            Huang Shaokang
                                            Ouyang Baoyi

     7.   Auditors                          Deloitte Touche Tohmatsu

C.   [CHINESE TEXT]

     1.   Company number                    1101081782163

     2.   Address of registered office      5-5 (3/F West), Block 5, 8 Chuang
                                            Ye Road, Haidian District,
                                            Bejing PRC

     3.   Date and place of incorporation   6 December 2004

                                            Bejing, PRC

     4.   Authorised share capital          RMB10,000,000

     5.   Issued share capital              RMB10,000,000

     6.   Directors                         Li Xiting

     7.   Auditors                          N/A

                                   SCHEDULE 4

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [__________] 200[_]

BY [______] OF [______] (the "COVENANTOR") in favour of the persons whose names are set out in the schedule to this Deed and is SUPPLEMENTAL to the Shareholders' Agreement dated [______] 2005 made by (1) [-] (2) [Investors] and
(3) the Shareholders (the "SHAREHOLDERS' AGREEMENT")

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Shareholders' Agreement and covenants with each person named in the schedule to this Deed to perform and be bound by all the terms of the Shareholders' Agreement, as if the Covenantor were [an Investor/a Shareholder] who is party to the Shareholders' Agreement.

2. This Deed is governed by the laws of Hong Kong Special Administrative Region of the People's Republic of China.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written

                                    SCHEDULE

[Parties to Shareholders' Agreement including those who have executed earlier deeds of adherence].

EXECUTED by the parties:

GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Advisors, L.L.C.
    its General Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

BY: GSCP V Offshore Advisors, L.L.C.
    its General Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V GmbH & CO. KG

BY: GS Advisors V,. L.L.C.
    its Managing Limited Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

BY: GS Advisors V, L.L.C.
    its General Partner


BY:
    -------------------------------------

Signed by


-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
MINDRAY INTERNATIONAL                     )
HOLDINGS LIMITED                          )

Signed by


-----------------------------------------
XU HANG


Signed by


-----------------------------------------
LI XITING


Signed by


-----------------------------------------
CHENG MINGHE


Signed by


-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
NEW DRAGON (NO. 12) INVESTMENTS           )
LIMITED                                   )

Signed by


-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
QUIET WELL LIMITED                        )


Signed by


-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
ABLE CHOICE INVESTMENTS LIMITED           )

EXECUTED by the parties:

GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Advisors, L.L.C.
    its General Partner


BY: /s/ Hsueh J. Sung
    -------------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

BY: GSCP V Offshore Advisors, L.L.C.
    its General Partner


BY: /s/ Hsueh J. Sung
    -------------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V GmbH & CO. KG

BY: GS Advisors V,. L.L.C.
    its Managing Limited Partner


BY: /s/ Hsueh J. Sung
    -------------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

BY: GS Advisors V, L.L.C.
    its General Partner


BY: /s/ Hsueh J. Sung
    -------------------------------------
    Hsueh J. Sung


Signed by


-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
MINDRAY INTERNATIONAL                     )
HOLDINGS LIMITED                          )

EXECUTED by the parties:

GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Advisors, L.L.C.
    its General Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

BY: GSCP V Offshore Advisors, L.L.C.
    its General Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V GmbH & CO. KG

BY: GS Advisors V,. L.L.C.
    its Managing Limited Partner


BY:
    -------------------------------------


GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

BY: GS Advisors V, L.L.C.
    its General Partner


BY:
    -------------------------------------


Signed by

    /s/ Xu Hang
-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
MINDRAY INTERNATIONAL                     )
HOLDINGS LIMITED                          )

Signed by

         /s/ Xu Hang
-----------------------------------------
XU HANG


Signed by

         /s/ Li Xiting
-----------------------------------------
LI XITING


Signed by

         /s/ Cheng Minghe
-----------------------------------------
CHENG MINGHE


Signed by

         /s/ Xu Hang
-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
NEW DRAGON (NO. 12) INVESTMENTS           )
LIMITED                                   )

Signed by

         /s/ Li Xiting
-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
QUIET WELL LIMITED                        )


Signed by

         /s/ Cheng Minghe
-----------------------------------------

-----------------------------------------

duly authorized for and on behalf of      )
ABLE CHOICE INVESTMENTS LIMITED           )